SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 16, 2003

FREEPORT-McMoRan COPPER & GOLD INC.

           Delaware

  1-9916

          74-2480931

       (State or other

(Commission

        (IRS Employer

        jurisdiction of

  File Number)

         Identification

        incorporation or

         Number)

        organization)

1615 Poydras Street

New Orleans, Louisiana  70112

Registrant's telephone number, including area code:  (504) 582-4000

Item 5.  Other Events and Regulation FD Disclosure.

Freeport-McMoRan Copper & Gold Inc. (FCX) issued a press release dated January 16, 2003 announcing its fourth-quarter 2002 and twelve-months 2002 results (see exhibit 99.1).

FCX amended its bank credit facilities (a copy of the amendment is attached as Exhibit 99.2) to permit the redemption of its series I gold-denominated preferred stock, which has a mandatory redemption date of August 1, 2003.  The new amendment will not be effective unless FCX sells a minimum of $250 million principal amount of senior notes due 2010.  In accordance with the new amendment, FCX will use the net proceeds from the sale of such notes to repay borrowings under its bank credit facilities, with the excess to be invested in short term investments.

The new amendment requires FCX to reduce commitments under its bank credit facilities pro rata by an amount equal to 100% of the net proceeds of this offering greater than $200 million and not more than $300 million, and by an amount equal to 75% of any net proceeds in excess of $300 million.  In addition, the new amendment requires FCX to reserve $200 million of availability under its bank credit facilities until it redeems the series I gold-denominated preferred stock.  If FCX does not borrow at least the full $200 million under the bank credit facilities to redeem the series I gold-denominated preferred stock, it must reduce commitments under the facilities pro rata by 75% of the portion of the $200 million it does not borrow, and the remaining 25% will become available for general corporate purposes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FREEPORT-McMoRan COPPER & GOLD INC.

By: \s\ C. Donald Whitmire, Jr.

     ----------------------------------------

           C. Donald Whitmire, Jr.

      Vice President and Controller -

         Financial Reporting

         (authorized signatory and

        Principal Accounting Officer)

Date:  January 17, 2003

Freeport-McMoRan Copper & Gold Inc.

Exhibit Index

Exhibit

Number

4

Amendment dated as of December 17, 2002 to the Amended and Restated Credit Agreement dated as of October 19, 2001, as amended, among FCX, PT Freeport Indonesia, the Lenders party thereto, and JPMorgan Chase Bank, a New York banking corporation, as administrative agent for the Lenders.

99

Press release dated January 16, 2003 titled “Freeport-McMoRan Copper & Gold Inc. Reports Strong Fourth-Quarter/Twelve-Months 2002 Results.”